Issuer Free Writing Prospectus dated October 10, 2025

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated September 18, 2025

Registration No. 333-278407

XINXU COPPER INDUSTRY TECHNOLOGY LIMITED Investor Presentation October 2025 Issuer Free Writing Prospectus dated October 10, 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated September 18, 2025 Registration No. 333 - 278407

Disclaimer and Forward - Looking Statements This presentation relates to the proposed initial public offering (“offering”) of Xinxu Copper Industry Technology Limited (the “Company” or “ Xinxu ”), which highlights the basic information about the offering and the Company . Therefore, this presentation should be read together with the Company’s registration statement on Form F - 1 , as amended, filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . This presentation should not be construed as legal, tax, investment or other advice . The registration statement for the offering has not yet become effective . Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about Xinxu and this offering . You may get these documents for free by visiting the SEC Web site at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing info@craftcm . com ; info@rflafferty . com . The offering will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended . This presentation contains market and industry data related statements that reflect the Company’s intent, beliefs or current expectations about the future . These statements can be recognized by the use of words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “predicts,” “projects,” “should,” “target,” “will,” “would” or words of similar meaning . Any forward - looking statements contained in this presentation are based on the Company and current expectations and beliefs concerning future developments and their potential effects on the Company . There can be no assurance that future developments affecting the Company will be those that have been anticipated . The forward - looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward - looking statements . These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company’s operations and other factors, many of which are beyond the Company’s control, and accordingly, actual results may differ materially from these forward - looking statements . Caution should be taken with respect to such statements and you should not place undue reliance on any such forward - looking statements . The Company or any of its affiliates, advisers or representatives or the underwriters has no obligation and does not undertake to revise forward - looking statements to reflect newly available information, future developments, events or circumstances . This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else . No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever . Specifically, this presentation should be read together with the registration statement and does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the registration statement relating to the offering . Any decision to purchase the Company’s securities in the offering should be made solely on the basis of the information contained in the registration statement relating to the offering . The Company currently reports financial results under U . S . GAAP . The preparation of the Company’s consolidated financial statements requires it to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses . The Company bases its estimates and assumptions on historical experience and other factors that the Company believes to be reasonable under the circumstances . The Company evaluates the estimates and assumptions on an ongoing basis . The Company's actual results may differ from these estimates . Please refer to the registration statement where necessary for a description of the Company’s significant accounting policies . This presentation contains references to trademarks and service marks belonging to other entities . Solely for convenience, trademarks and trade names referred to in this presentation may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names . The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies . The information contained in this document is highly confidential and is being given solely for your information and only for your use in connection with this presentation . Any forwarding, distribution or reproduction of this presentation in whole or in part is unauthorized . By viewing, accessing or attending this presentation, you agree not to remove these materials, or any materials provided in connection herewith, from the conference room where such documents are provided . You agree further not to photograph, copy or otherwise reproduce this presentation in any form or pass on this presentation to any other person for any purpose, during the presentation or while in the conference room . You must return this presentation and all other materials provided in connection herewith to the Company upon completion of the presentation . | Page 2

Preliminary Offering Summary | Page 3 • Xinxu Copper Industry Technology Limited Issuer • Nasdaq Capital Market / XXC Proposed Listing / Ticker • Initial Public Offering Offering Type • 20,000,000 ordinary shares Pre - Offering Shares Outstanding • 1,500,000 ordinary shares (or 1,725,000 ordinary shares if the over allotment option exercised in full) Shares Offered • 21,500,000 ordinary shares (or 21,725,000 ordinary shares if the over allotment option exercised in full) Post - Offering Shares Outstanding • $4.0 - $5.0 per share Offering Price Range • Approximately 20% of the net proceeds from this offering for the purchase of equipment and facilities, improvement of production lines, and expansion of sales network and new staff hire; • approximately 10% for the acquisitions of, or investments in, businesses engaged in the same or similar copper industry as the Company do, although as of the date of this presentation, the Company have not identified, or engaged in any material discussions regarding, any potential target; • approximately 25% for the R&D on new products and new technology, and improvement of existing products and technologies; and • approximately 45% for working capital, operating expenses and other general corporate purposes. Use of Proceeds • The Company’s directors and officers and holders of 5% or more of the Company ordinary shares: 180 days. Lock - up • Craft Capital Management LLC and R.F. Lafferty & Co., Inc. Underwriter(s)

Table Of Contents 1 2 3 4 Company Overview Growth Strategies Industry Overview Investment Highlights 5 Selected Financials | Page 4

About the Company

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials



Production equipment

Copper bar products



Production equipment

Deep processing

Copper and copper alloy products

- Engaged in the research and development, fabricating and processing, and sales and distribution.
- T2 red copper bars, T2 tin-plated copper bars, T2 copper rods, electrolytic copper and aluminum bar.

Shift focus toward higher-margin products since January 2025

- Soft and hard connection copper bars used in electric vehicle battery packs.
- Though electrolytic copper remains main product as of the data of this presentation.

Business scale

- 153 customers in 19 provinces and municipal cities; 235 employees; facilities in Wuhu City, Anhui Province covering approximately 43,330 m^2, including five workshops, ten production lines, annual capacity ~20,000 tons*.

Patents and awards

- Six registered patents*; R&D team of 43 as of June 30, 2025; recognized as “Anhui Enterprise Technical Center” in 2018.
- Products compliant with ISO 9001, ISO 14001 and IATF16949 standards.

* As of September 18, 2025.

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Main Products

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials

Products	Description	Picture
T2 Red Copper Bars	T2 red copper bar is equivalent to C11000 Electrolytic Tough Pitch ("ETP") Copper, known for high electrical and thermal conductivity, good corrosion resistance and excellent hot workability for wide applications.	
Copper Hard Connection Bars	Hard: Used in compact space of a battery pack to function as a conductor.	
Copper Soft Connection Bars	Soft: flexible for bending, twisting, or folding, they connect cells and modules in new energy vehicle battery packs.	

Products	Description	Picture
T2 Tine-Plated Copper Bars	Tin-plated T2 copper bars resist oxidation, withstand higher temperatures, are cost-effective, and offer better corrosion resistance in Hydrogen Sulfide environments; tin flashing is done by third-party processors before delivery.	
T2 Copper Rods	High conductivity ETP and oxygen-free copper rods, both high in copper purity, for use in power generators, switchgear, heat conductive equipment.	
Electrolytic Copper	Superior in electric conductivity and workability, and can be used for a wide array of applications. the Company try to shift to higher-margin products so reduced volume of copper material resales.	

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Services, Customers, Suppliers and Operations

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials

1

Services

- Xinxu offers customized processing services.
- Process copper bars according to customers' specifications.

2

Customers

- Sound customer base sourced via referrals, industry exhibitions/expos, and direct sales team.
- Copper products sold to customers in 19 provinces and municipal cities of China.
- Approximately 153 customers as of September 18, 2025 across electronics, industrial machinery, metallic materials, and consumer markets.

3

Suppliers

- 98 suppliers as of September 18, 2025; top five accounted for ~68.63% of total purchases for the six months ended Dec 31, 2024.
- Healthy and stable relationships form a solid source of supply.

4

Fabrication and Processing

- Five manufacturing workshops in Wuhu City, China; annual capacity ~20,000 tons.
- Strict quality control policies; standard GB T 5585.1-2005.
- One outsourced product — T2 Tin-plated copper bars — tin-flashed by qualified third parties.

Integrated Strength from Service to Supply



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Overview of Copper Processing Industry

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials

Industry Profile:

- Copper is ubiquitous across power, transportation, building and construction, aerospace and related sectors due to high electrical conductivity and heat transmission.
- Staple constituent of power generators and electronic instruments; integral to modern high-tech industries.

Production & Growth

- Industry attracted significant investment in recent years, driven by new energy, new infrastructure and other fields.
- Maintained solid growth in 2024 despite slowing global economic recovery and trade uncertainties.
- Total copper processing production in China: ~23.50 million tons (+1.7% year-on-year).

Market Balance

- Global refined copper production 2.32 million tons vs. consumption 2.35 million tons → deficit ~32,100 tons in November 2024.
- Global deficit was ~233,300 tons. Between January and November, 2024.

Source: Jinshi Data.

China's Output Breakdown in 2024

Product Type	Output (million tons)	Share of Total
Copper wire	10.67	46%
Copper strip	2.59	11%
Copper bar	1.44	6%
Copper tube	2.41	10%
Copper rod	1.97	8%
Copper foil	1.07	5%
Other types	3.35	14%

Source: China Non-Ferrous Metals Fabrication Industry Association and www.qianzhan.com, cited in an article titled "China Copper industry segmentation Copper market analysis in 2025-copper wire production accounted for the largest proportion".

China's Refined Copper Consumption

Sector shares: Power cables 37%, Construction 21%, Home appliances 15%, Automotive 8%.

Decline due to weaker construction demand; growth from power, home appliance, automotive, and new energy industries.

Source: Manufacturing Rankings Database.

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2 1 Renewable Energy • Rapid development of wind and solar power driving copper demand. • Increase in s olar & wind energy to raise global copper demand by +813,000 tons/year by 2027 (ICA/Navigant Research) • China expected to maintain leading role in wind turbine installations (ICA/Navigant Research). • Copper’s high conductivity makes it essential for energy - efficient generators and renewable systems, which use more copper than conventional thermal power. Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials Demand Drivers: Renewable Energy & Electric Vehicles Electric Vehicles (EVs) • 11.7 million and 12.9 million units of new - energy vehicle production and sales in China in 2024, up by 43.69% and 36.08% YoY. • Copper use per NEV equals to about 80 to 120 kg. NEV copper consumption was about 54,500 tons in 2016 and rose to about 1.17 million tons in 2024. • Core components requiring copper include batteries, motors, electric controls, charging facilities. • Growth dynamics shift from policy - driven to market - and user - driven; demand expected to rise further. Source: chinasihan.com, People’s Daily. | Page 9

Strong research and development capabilities • Committed to investing in R&D with a strong team of 43 employees (18 professional engineers, 25 technicians, majority with over 20 years’ relevant industry experience) * . • R&D expenses were approximately $773,604, $1,103,806 and $531,062 as of December 31, 2024, June 30, 2024 and 2023, respectively. • Portfolio includes four registered trademarks and six registered patents, all integrated into main products and bringing great practical values. Long - standing and stable customer and supplier relationships • Over a decade of experience delivering consistent, high - quality, customized products. • For the six months ended December 31, 2024 and fiscal years ended June 30, 2024 and 2023, approximately 78.32%, 81.89% and 19.4% of sales were from customers of three years or more. • Long - term agreements with significant suppliers accounted for approximately 86.9%, 79.30% and 33.2% of total purchases for the same periods, forming a solid supply base. Experienced management team Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials Key Strengths | Page 10 * As of September 18, 2025.

Experienced Management Team | Page 11 Jinchun Cheng • General Manager and Chairman, Anhui Xinxu , since January 2012 • 20+ years in metal industry management • Deputy general manager, Anhui Xinke New Materials Co., Ltd. from May 2002 to June 2006 • General manager, Danyang Xinhong Metal Materials Co., Ltd. from July 2006 to January 2012 • Associate’s degree in Mechanics, Anhui Technical College of Mechanical and Electrical Engineering Chief Executive Officer, Chairman, and Director Peng Wu • 27+ years in accounting and finance • Accountant, Wuhu Hengxin Copper Industry Group Co., Ltd. from Oct 1996 to July 2003 • Financial Manager, Anhui Xinke New Materials Co., Ltd. from July 2003 to March 2017 • Financial Manager, Wuhu Chery Technology Co., Ltd. from March 2017 to Oct 2020 • Financial Manager, Anhui Chuantu Digital Technology Co., Ltd. from Sept 2021 to Feb 2023 • Bachelor’s degree in Accounting, Anhui Radio and Television University Chief Financial Officer Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials

Board of Directors

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials



Zhihua Bi

Director

- 26+ years in manufacturing
- Financial Manager, Shijiazhuang No. 5 Construction Engineering Co., Ltd. from July 1999 to Feb 2003
- Procurement Manager, Suzhou office, Nova Group from May 2006 to May 2013
- General manager, Yilite Pipe Co., Ltd. since July 2013; oversees exports to Middle East, North America, South America
- Bachelor's degree in English, Hebei Normal University



Fei Bai

Director

- 24+ years in asset management, investment, and fundraising
- Chairman, Wetouch Technology Inc. (Nasdaq: WETH) from Aug 2022 to June 2024
- General manager of the Nanjing Branch of Seafront Century Fund Management Ltd, July 2019 to December 2021
- General manager of Jiangsu Business division at Heyi Asset Management Ltd., September 2015 to June 2019
- Vice President of Sales and Channel, Jiangsu Business Division, Pingan Trust from Aug 2011 to Aug 2015
- Bachelor's degree in Law, Nanjing Normal University. Securities and fund qualification, Securities Association of China



Jing Chen

Director

- 38+ years in corporate finance and accounting. Independent director and chair of the audit committee at Bon Natural Lift Limited (Nasdaq: BON) since Oct 2023; Erayak Power Solution Group Inc. (Nasdaq: RAYA) since Nov 2021
- CFO roles at firms such as China Natural Gas, Inc. (Nasdaq: CHNG); Origin Agritech Inc. (Nasdaq: SEED) etc.
- Doctorate of Business Administration from Victoria University, Neuchatel, Switzerland in 2008
- MBA, City University of Seattle
- Fellow Membership of CPA Australia, Fellow Membership of the Association of International Accountants U.K., Member of the Chartered Institute of Management Accountants



Wenzhao Liu

Director

- 13+ years in law and business, specializing in banking and finance
- Partner, Jingtian & Gongcheng since April 2019
- Partner, Jiangsu Fade Yongheng from July 2011 to April 2019
- Master's in Business and Bachelor's in Law, Nanjing University

Key Strengths – Research and Development

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Selected Financials


认证证书
Certificate of Registration
质量管理体系认证证书
环境管理体系认证证书

IATF16949: 2016

ISO9001:2015

ISO14001:2015


发明专利证
发明专利证书
发明专利证书
发明专利证书
发明专利证书
发明专利证书

6 registered patents

Collaboration with Anhui Polytechnic University
On R&D of key technologies for the purification and recovery of copper alloy smelting smoke dust and waste gas.

R&D projects

- Upward bright copper rod and environmental protection
- Upward undercurrent continuous casting of large diameter bright copper rods
- Continuous cold-extrusion ultra-large width-to-thickness ratio transmission of copper busbars
- Continuous cold-extrusion ultra-large-load water-cooled power transmission of copper bars
- Key technology for dissimilar metal welding of copper and aluminum
- Copper soft joint polymer diffusion welding technology and shaped parts punching technology
- Copper power distribution components made of copper bars that are widely used in electric vehicle battery packs.

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Strengthen the Company’s industry position by gaining additional market share. T he Company intends to grow business by pursuing these strategies Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials Growth Strategies Uphold the Company's commitment to product quality. Extend and upgrade product offerings through technology innovation. Expand the Company’s sales network. Enhance the Company's ability to attract, incentivize and retain talented professionals. | Page 14

Selected Financial Metrics 49.3 66.5 1H 2023 1H 2024 Revenues 1H 2023 1H 2024 US$ million Note: six months ended December 31, 2023 and 2024. Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials 6.73% 10.60% 0.15% 0.10% 2024 Tinned copper bar T2 copper bar Alumnium bar Copper rods 2.11% 4.93% 0.00% 0.00% 2023 Tinned copper bar T2 copper bar Alumnium bar Copper rods Self - manufactured products, as % of sales (six months ended December 31) 92.95% 0.00% 0.00% 2023 Resale of copper materials Processing service revenue Other O ther segments, as % of sales (six months ended December 31) 79.90% 0.03% 2.49% 2024 Resale of copper materials Processing service revenue Other

- 0.29 1.50 -0.4 -0.2 0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1H 2023 1H 2024 Net income (loss) 1H 2023 1H 2024 Selected Financial Metrics | Page 16 1.07 2.71 1H 2023 1H 2024 Gross profit Gross profit US$ million US$ million Company Overview Industry Overview Investment Highlights Growth Strategies Selected Financials Note: six months ended December 31, 2023 and 2024. 1H 2024

Thanks XINXU COPPER INDUSTRY TECHNOLOGY LIMITED +86 553 8758118 IR@ahxinxu.com Investor Relations services@wealthfsllc.com +1 (628) 283 9214 Underwriter info@craftcm.com +1 (800) 550 8411 www.craftcm.com Underwriter info@rflafferty.com +1 (212) 293 9090 www.rflafferty.com